Exhibit 23.2

Consent of Independent Auditor

We consent to the inclusion in this Registration Statement on Form S-4 of First Community Bancshares, Inc. of our report dated February 29, 2012 relating to our audit of the financial statements of Peoples Bank of Virginia as of and for the years ended December 31, 2011 and 2010, included in this registration statement.

Winchester, Virginia

April 16, 2012